Exhibit 99.1

www.sterlingbancorp.com	NEWS	650 FIFTH AVENUE NEW YORK, NY 10019-6108
IMMEDIATE RELEASE

John Tietjen	Kimberly Storin
Chief Financial Officer	Investor Relations
Sterling Bancorp	MWW Group
john.tietjen@sterlingbancorp.com	kstorin@mww.com
212.757.3300	212.827.3752

Anthony E. Burke Joins the Boards of Directors of Sterling Bancorp and Sterling National Bank

NEW YORK, N.Y., June 8, 2004 - Sterling Bancorp (NYSE: STL) and its principal banking subsidiary, Sterling National Bank, today announced the appointment of Anthony E. Burke to their Boards of Directors, bringing the total number of directors to 10.

Mr. Burke, 57, brings over 30 years of diverse financial services experience to Sterling’s Boards. He currently serves as Director and Treasurer for Richmond County Savings Foundation and Director for Peter B. Cannell & Co. Previously he held various senior-level executive positions, including President, Chief Operating Officer and Director, at New York Community Bancorp, New York Community Bank and Richmond County Savings Bank. Mr. Burke started his career, and became a Partner, in Ernst & Young’s Financial Services Practice.

“We are pleased to welcome Anthony to Sterling’s Boards of Directors,” said Louis J. Cappelli, Chairman and Chief Executive Officer. “His extensive experience, proven track record and reputation in the banking and financial services industries will be invaluable as we continue to strategically grow our product portfolios and expand our geographic reach.”

Mr. Burke is a certified public accountant and holds a BS in Economics from St. John’s University and an MBA in Accounting and Finance from Columbia University’s Graduate School of Business. He currently serves on the Board of Directors of numerous charitable organizations.

About Sterling Bancorp

Sterling Bancorp (NYSE: STL) is a financial holding company with assets of $1.7 billion, offering a broad array of banking and financial services products. Its principal banking subsidiary is Sterling National Bank, founded in 1929. Sterling provides a wide range of products and services, including business and consumer loans, commercial and residential mortgage lending and brokerage, asset-based financing, factoring, trade financing, equipment leasing, corporate and consumer deposit services, trust and estate administration, and investment management services. The Company has operations in New York, New Jersey, Virginia and North Carolina and conducts business throughout the U.S.

This press release may contain statements including but not limited to, statements concerning future results of operations or financial position, borrowing capacity and future liquidity, future investment results, future credit exposure, future loan losses and plans and objectives for future operations, and other statements contained herein regarding matters that are not historical facts and that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not historical facts but instead are subject to numerous assumptions, risks and uncertainties, and represent only the Company’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of its control. Any forward-looking statements the Company may make speak only as of the date on which such statements are made. It is possible that the Company’s actual results and financial position may differ, possibly materially, from the anticipated results and financial condition indicated in or implied by these forward-looking statements. For a discussion of some of the risks and important factors that could affect the Company’s future results, see “Business — Cautionary Statement Regarding Forward-looking Statements” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003.